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                                   EXHIBIT 11

                                 FTD CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                            Three Months                Nine Months
                                                                               Ended                       Ended
                                                                             March 31,                   March 31,
                                                                       -----------------------     -----------------------
                                                                         1998          1997          1998          1997
                                                                       ---------     ---------     ---------     ---------
                                                                            (In thousands, except per share amounts)
BASIC AND DILUTED EARNINGS PER SHARE *:

Net income (loss) applicable to common stock before extraordinary item     ($45)       $2,270        (1,173)          559

Extraordinary item                                                            -             -          (835)            -
                                                                       ---------     ---------     ---------     ---------

Net income (loss)                                                           (45)        2,270        (2,008)          559
                                                                       =========     =========     =========     =========

Average number of common shares outstanding                              15,209        15,386        15,219        15,392

Common stock equivalents due to dilutive affect
of stock options and warrants                                               101            -            101             -
                                                                       ---------     ---------     ---------     ---------

Total average number of common shares outstanding                        15,310        15,386        15,320        15,392

Earnings (loss) per share before extraordinary item                      ($0.00)        $0.15        ($0.08)        $0.04

Extraordinary item                                                        $0.00         $0.00        ($0.05)        $0.00

Basic and Diluted earnings (loss) per share**                            ($0.00)        $0.15        ($0.13)        $0.04
                                                                       =========     =========     =========     =========


* Adjusted to reflect the 100% stock dividend declared on February 2, 1998 to stockholders of record as of February 9, 1998.

** Basic and Diluted earnings (loss) per share is shown as one amount due to the immaterial effect of dilutive common stock equivalents in the calculation of Diluted earnings (loss) per share.